                                                                      EXHIBIT 99

                       [WENDY'S INTERNATIONAL, INC. LOGO]
                   [TIM HORTONS LOGO]      [BAJA FRESH LOGO]


CORPORATE NEWS                                         One Dave Thomas Boulevard
                                                       P.O. Box 256
                                                       Dublin, Ohio 43017

WENDY'S INTERNATIONAL, INC. REPORTS RECORD THIRD QUARTER RESULTS

REVENUES INCREASED 11.7% TO $807 MILLION

EARNINGS PER SHARE UP 11.5% TO $0.58

WENDY'S AND TIM HORTONS POST IMPROVING SAME-STORE SALES

COMPANY REITERATES 4% TO 7% EPS GOAL FOR 2003

     DUBLIN, Ohio (October 23, 2003) - Wendy's International, Inc. (NYSE: WEN) announced today results for the third quarter ended September 28, 2003.
     The Company reiterated its 4% to 7% earnings per share growth goal for 2003 and announced its 103rd consecutive quarterly dividend.

         THIRD QUARTER 2003 HIGHLIGHTS
 -   Total revenues increased 11.7% to a record $807 million.
 - The Company and its franchisees opened 138 new restaurants systemwide during the quarter. The openings consisted of 68 Wendy's(R), 56 Tim Hortons(R) and 14 Baja Fresh Mexican Grill(R) restaurants.
 - Same-store sales results improved in the third quarter at Wendy's and Tim Hortons, on top of very strong sales in the third quarter a year ago. Wendy's U.S. company restaurants were up 0.5% for the quarter while franchised restaurants were up 0.9%. Tim Hortons same-store sales were up 5.5% in Canada and 6.8% in the U.S. Same-store sales at Baja Fresh(R) declined 4.1%, which represents an improving trend.

  ----------------------------------------- ----------------- ---------------- ---------------

                                            3Q - 2003         2Q - 2003        3Q - 2002
  ----------------------------------------- ----------------- ---------------- ---------------

  WENDY'S U.S. COMPANY                       0.5%             (2.3%)           5.0%
  ----------------------------------------- ----------------- ---------------- ---------------

  WENDY'S U.S. FRANCHISE                     0.9%             (2.0%)           7.8%
  ----------------------------------------- ----------------- ---------------- ---------------

  TIM HORTONS CANADA                         5.5%              4.0%            5.8%
  ----------------------------------------- ----------------- ---------------- ---------------

  TIM HORTONS U.S.                           6.8%              3.3%            8.8%
  ----------------------------------------- ----------------- ---------------- ---------------

  BAJA FRESH SYSTEM                         (4.1%)            (6.8%)           1.2%
  ----------------------------------------- ----------------- ---------------- ---------------

 - Pretax income was $105.8 million, up 9.9% compared to a year ago, and net income was $66.3 million, up 8.9% from a year ago.
 - Diluted earnings per share (EPS) were $0.58, up 11.5% versus $0.52 a year ago.
 - In 2002, the Company had a one-time gain of $0.02 per share from the sale of Tim Hortons' cup manufacturing business.
 - The corporate tax rate for the third quarter was 37.34%, compared to 36.75% a year ago. The increase reflects a higher tax rate in the state of Ohio where Wendy's is based, which was previously announced. It also reflects strong earnings performance by Tim Hortons in Canada, which has a higher tax rate than the U.S., and a better than expected effect from Canadian currency. The Company's estimated annual effective tax rate for 2003 has been increased to approximately 37.50%.
 - Earnings in the quarter were positively impacted by about $0.035 per share due to the improvement in the Canadian exchange rate, which is important since Tim Hortons generates more than 40% of the Company's income.
 - Baja Fresh generated $40.2 million in revenues during the quarter, which was 5% of total revenues for the Company. EPS dilution for the Company from Baja Fresh during the quarter was approximately $0.025, versus $0.015 in the same quarter a year ago. The Company now expects total dilution from Baja Fresh for the year 2003 to be in a range of $0.06 to $0.08 per share due to lower than expected sales, higher commodity costs, investments in people and store opening costs in the fourth quarter.
 - Wendy's domestic operating margin declined 140 basis points to 14.3% due primarily to lower than expected sales and higher costs for beef and other commodities.

BEST PERFORMANCE OF THE YEAR, STRONG TRENDS AT WENDY'S AND TIM HORTONS
     Chairman and Chief Executive Officer Jack Schuessler said: "This was our best quarter of the year. Revenues continued to grow, same-store sales are improving and they were positive at Wendy's in August and September. New unit restaurant development is on track at all brands and we are pleased to produce good earnings growth.
     "At Wendy's, our new Homestyle Chicken Strips are generating customer traffic as consumers respond to another high quality product on our everyday menu.
     "We are very proud of our operators as Wendy's was cited by QSR Magazine for the "fastest drive-through window speed" for the fifth consecutive year. Our average time was 117 seconds, which is 10 seconds faster than a year ago and 30 seconds faster than any other chain mentioned in the QSR study. Continuous improvement by our operators is important because more than 65% percent of our sales occur at the pick-up window," Schuessler added.
     "At Tim Hortons, consumers continued to respond positively to our excellent service, `Always Fresh(R)' coffee and our Maple Pecan danish promotion during September. Tim Hortons recently introduced a new bacon, lettuce and tomato baguette sandwich and will be bringing back chicken stew this fall.
     "At Baja Fresh, same-store sales were negative during the quarter but improved compared to the second quarter. We are encouraged with sales trends in some key markets and Baja is attracting customers with its new `Lighten Up' menu, which has several meals with less than 10 grams of fat. Baja Fresh continues to expand with new restaurants and strong franchise operators, and is on track to meet its development goals." Information about Baja Fresh's menu is available at: www.bajafresh.com.

COMPANY EFFECTIVELY CONTROLLED COSTS DURING THE QUARTER
     General and administrative costs were $64.5 million, up just 1.5% versus a year ago.
     "G&A as a percent of revenues was 8.0%, an improvement of 80 basis points from 8.8% a year ago," said Chief Financial Officer Kerrii Anderson. "In addition to controlling costs effectively, we had lower performance-based bonuses in the quarter."

COMPANY REPURCHASED 284,000 COMMON SHARES IN THE QUARTER
     The Company continued to repurchase shares of its common stock. Repurchases during the third quarter, which ended on September 28, totaled 284,000 common shares for $8.4 million. The year-to-date repurchase totals are 1.88 million common shares for $50 million.
     The Company currently has $172.9 million authorized by its Board of Directors for share repurchase, and has bought back a total of $878 million since 1998.

MANAGEMENT IS OPTIMISTIC ABOUT THE FOURTH QUARTER, MAINTAINING 2003 EPS GOAL
     The Company's goal for diluted earnings per share is in the range of $1.97 to $2.03 for the full year 2003, which is an increase of 4% to 7% versus $1.89 a year ago. The goal includes EPS dilution from Baja Fresh, a continuation of current Canadian currency trends and a fourth quarter tax rate of approximately 37%.
     "Business trends have improved over the past few months, especially at Wendy's," said Anderson. "We are faced with rising beef prices, which are about 8% higher in the fourth quarter than we had anticipated. As a result, our annual beef price will be up about 7% over a year ago, which is higher than our previous guidance of a 5% increase."
     The Company is maintaining its long-term annual EPS growth goal of 12% to 15%, and will be evaluating the longer term impact of its tax rate and other factors.

COMPANY COMPLETED TWO WENDY'S RESTAURANTS TRANSACTIONS
     As previously announced, the Company completed the purchase of 68 franchise-owned and operated Wendy's restaurants, and several others under construction, in Orlando and Tampa. The transaction closed in the fourth quarter. It is expected to be neutral to earnings in 2003 and accretive in 2004.
     The Company sold 15 Wendy's restaurants in the Columbus, Ohio, market to the family of Founder Dave Thomas. The transaction, which was previously disclosed, was completed in the fourth quarter. The net effect of the transaction and other facilities actions will generate a $0.01 gain in the fourth quarter.

BOARD APPROVES 103RD CONSECUTIVE QUARTERLY DIVIDEND
           The Board of Directors today approved a quarterly dividend of 6 cents per share, payable on November 17 to shareholders of record as of November 3. It will be the Company's 103rd consecutive dividend payment to shareholders.

OCTOBER SALES WILL BE RELEASED ON NOVEMBER 5
     The Company plans to issue monthly sales for October on November 5. The October period ends on November 2.

COMPANY PLANS 3RD QUARTER CONFERENCE CALL AND WEB CAST
     The Company plans to hold a conference call and web cast today for investors at 4:00 p.m. Eastern time. Investors and the public may participate in the conference call in either one of the following ways:
- Phone Call: The dial-in number is 877-572-6014 (domestic) or 706-679-4852 (international). No need to register in advance. Please note that instant replay will be available following the conference call. The instant replay number is 800-642-1687 (domestic) and 706-645-9291 (international). The conference ID number is 3134850. Instant replay will be available through midnight Eastern on October 27.
 - A simultaneous web cast will be available at www.wendys-invest.com; the call will also be archived at that site.

WENDY'S INTERNATIONAL, INC. OVERVIEW
     Wendy's International, Inc. is one of the world's largest restaurant operating and franchising companies with more than 9,000 total restaurants and quality brands - Wendy's Old Fashioned Hamburgers(R), Tim Hortons and Baja Fresh Mexican Grill. The Company invested in two additional quality brands during 2002
- Cafe Express(TM) and Pasta Pomodoro(R). More information about the Company is available at www.wendys-invest.com.
     Wendy's Old Fashioned Hamburgers(R) was founded in 1969 by Dave Thomas and is the third largest quick-service hamburger restaurant chain in the world, with 6,355 restaurants in the United States, Canada and international markets. More information about Wendy's is available at www.wendys.com.
     Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked goods restaurant chain in Canada. There are 2,273 Tim Hortons restaurants in Canada and 166 in the U.S. More information about Tim Hortons is available at www.timhortons.com.
     Baja Fresh Mexican Grill was founded in 1990 by Jim and Linda Magglos and is the leader in quality, fast-casual Mexican food. The chain has 255 restaurants in the United States. More information about Baja Fresh is available at www.bajafresh.com.

Cafe Express is a trademark of Cafe Express LLC
Pasta Pomodoro is a registered trademark of Pasta Pomodoro, Inc.

CONTACT:
John Barker (614-764-3044 or john_barker@wendys.com)
Marsha Gordon (614-764-3019 or marsha_gordon@wendys.com)

WENDY'S INTERNATIONAL, INC.
SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy's International, Inc. (the "Company") desires to take advantage of the "safe harbor" provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company's competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company's franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy's, Tim Hortons and Baja Fresh Mexican Grill restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company's business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company's strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company's return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Joint Venture to Manufacture and Distribute Par-Baked Products for Tim Hortons Restaurants. The success of the joint venture to manufacture and distribute par-baked products for Tim Hortons restaurants could be affected by a number of factors, including many of the factors set forth above. In addition, the ability of the joint venture to acquire real estate and construct and equip a manufacturing plant on acceptable terms, the realization of expected levels of production efficiencies, and actual product distribution costs and costs incurred to equip Tim Hortons restaurants for par-baked products occurring within expected ranges, could affect actual results.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company's ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.


Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                          THIRD QUARTER ENDED

                                        9/28/2003     9/29/2002     $ CHANGE     % CHANGE
                                        ---------     ---------     --------     --------

REVENUES
Retail sales                             $648,887      $578,358       $70,529      12.2%
Franchise revenues                        157,641       143,775        13,866       9.6%
                                        ---------     ---------     ---------      ----
                                          806,528       722,133        84,395      11.7%
                                        ---------     ---------     ---------      ----

COSTS & EXPENSES
Cost of sales                             417,031       362,715        54,316      15.0%
Company restaurant operating costs        137,130       122,591        14,539      11.9%
Operating costs                            32,441        31,339         1,102       3.5%
General & administrative expenses          64,538        63,568           970       1.5%
Depreciation of property & equipment       40,491        34,293         6,198      18.1%
Other expense (income)                       (897)        1,417        (2,314)       NM
Interest expense                           11,509        11,570           (61)     -0.5%
Interest income                            (1,504)       (1,633)          129       7.9%
                                        ---------     ---------     ---------      ----
                                          700,739       625,860        74,879      12.0%
                                        ---------     ---------     ---------      ----


INCOME BEFORE INCOME TAXES                105,789        96,273         9,516       9.9%

INCOME TAXES                               39,501        35,380         4,121      11.6%
                                        ---------     ---------     ---------      ----

NET INCOME                                $66,288       $60,893        $5,395       8.9%
                                        =========     =========     =========      ====

Diluted earnings per common share           $0.58         $0.52         $0.06      11.5%
                                        =========     =========     =========      ====

Diluted shares                            114,465       117,430        (2,965)     -2.5%
                                        =========     =========     =========      ====


NM - Not meaningful

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                YEAR TO DATE ENDED
                                             9/28/2003       9/29/2002       $ CHANGE     % CHANGE
                                             ---------       ---------       --------     --------

REVENUES
Retail sales                                 $1,847,775      $1,620,279        $227,496      14.0%
Franchise revenues                              438,762         398,297          40,465      10.2%
                                            -----------     -----------     -----------      ----
                                              2,286,537       2,018,576         267,961      13.3%
                                            -----------     -----------     -----------      ----

COSTS & EXPENSES
Cost of sales                                 1,188,791       1,019,418         169,373      16.6%
Company restaurant operating costs              393,634         342,689          50,945      14.9%
Operating costs                                  92,270          83,255           9,015      10.8%
General & administrative expenses               192,560         178,650          13,910       7.8%
Depreciation of property & equipment            119,293         102,212          17,081      16.7%
Other expense (income)                           (5,715)            776          (6,491)       NM
Interest expense                                 34,204          30,356           3,848      12.7%
Interest income                                  (3,403)         (4,484)          1,081      24.1%
                                            -----------     -----------     -----------      ----
                                              2,011,634       1,752,872         258,762      14.8%
                                            -----------     -----------     -----------      ----


INCOME BEFORE INCOME TAXES                      274,903         265,704           9,199       3.5%

INCOME TAXES                                    103,607          97,646           5,961       6.1%
                                            -----------     -----------     -----------      ----

NET INCOME                                     $171,296        $168,058          $3,238       1.9%
                                            ===========     ===========     ===========      ====

Diluted earnings per common share                 $1.49           $1.45           $0.04       2.8%
                                            ===========     ===========     ===========      ====

Diluted shares                                  114,616         116,665          (2,049)     -1.8%
                                            ===========     ===========     ===========      ====

NM - Not meaningful

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                September 28     December 29
                                    2003             2002
                                ------------     -----------
                                 (unaudited)
                                    (Dollars in thousands)

ASSETS

CURRENT ASSETS
    Cash and cash equivalents       $213,494        $171,944
    Accounts receivable, net          91,911          86,416
    Notes receivable, net             14,039          11,204
    Deferred income taxes             13,856          13,822
    Inventories and other             74,428          47,433
                                 -----------     -----------
                                     407,728         330,819
                                 -----------     -----------

PROPERTY AND EQUIPMENT             2,837,156       2,588,695
    Accumulated depreciation        (859,499)       (743,305)
                                 -----------     -----------
                                   1,977,657       1,845,390
                                 -----------     -----------

NOTES RECEIVABLE, NET                 16,522          20,548

GOODWILL, NET                        280,011         272,325

DEFERRED INCOME TAXES                 64,260          48,966

INTANGIBLE ASSETS, NET                46,266          47,393

OTHER ASSETS                         127,457          96,044
                                 -----------     -----------
                                  $2,919,901      $2,661,485
                                 ===========     ===========

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                       September 28     December 29
                                                           2003             2002
                                                       ------------     -----------
                                                       (unaudited)
                                                          (Dollars in thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                        $94,677        $134,208
    Accrued expenses:
       Salaries and wages                                    44,658          44,932
       Taxes                                                 91,958          77,956
       Insurance                                             42,480          42,898
       Other                                                 67,672          55,308
    Current portion of long-term obligations                 55,104           4,773
                                                        -----------     -----------
                                                            396,549         360,075
                                                        -----------     -----------
LONG-TERM OBLIGATIONS
    Term debt                                               626,575         627,053
    Capital leases                                           64,151          54,626
                                                        -----------     -----------
                                                            690,726         681,679
                                                        -----------     -----------

DEFERRED INCOME TAXES                                       122,164         108,906
OTHER LONG-TERM LIABILITIES                                  75,193          62,220

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Preferred stock, Authorized:  250,000 shares
    Common stock, $.10 stated value per share,
    Authorized:  200,000,000 shares,
    Issued and Exchangeable:
    115,301,000 and 114,692,000 shares,
    respectively                                             11,530          10,895
    Capital in excess of stated value                        13,968               0
    Retained earnings                                     1,645,611       1,498,607
    Accumulated other comprehensive income (expense)         14,155         (60,897)
                                                        -----------     -----------
                                                          1,685,264       1,448,605
    Treasury stock, at cost:
    1,881,000 shares at September 28, 2003                  (49,995)              0
                                                        -----------     -----------
                                                          1,635,269       1,448,605
                                                        -----------     -----------
                                                         $2,919,901      $2,661,485
                                                        ===========     ===========

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                               REVENUES BY SEGMENT

                                                                                                         INCREASE FROM
(in thousands):                                       QUARTER ENDED                                       PRIOR YEAR
                           -------------------------------------------------------------------  ------------------------------
                                                     % of                              % of
                              September 28, 2003     Total      September 29, 2002     Total           Dollars      Percentage
                              ------------------     -----      ------------------     -----           -------      ----------
Retail Sales
-------------------------
Wendy's                                 $487,917     75.2%                $449,909      77.8%             $38,008         8.4%
Tim Hortons                              123,114     19.0%                  95,325      16.5%              27,789        29.2%
Baja Fresh                                37,856      5.8%                  33,124       5.7%               4,732        14.3%
                           ----------------------            ----------------------             ------------------
                                        $648,887    100.0%                $578,358     100.0%             $70,529        12.2%
                           ======================            ======================             ==================

Franchise Revenues
-------------------------
Wendy's                                  $74,760     47.4%                 $73,283      51.0%              $1,477         2.0%
Tim Hortons                               80,497     51.1%                  68,322      47.5%              12,175        17.8%
Baja Fresh                                 2,384      1.5%                   2,170       1.5%                 214         9.9%
                           ----------------------            ----------------------             ------------------
                                        $157,641    100.0%                $143,775     100.0%             $13,866         9.6%
                           ======================            ======================             ==================

Total Revenues
-------------------------
Wendy's                                 $562,677     69.8%                $523,192      72.4%             $39,485         7.5%
Tim Hortons                              203,611     25.2%                 163,647      22.7%              39,964        24.4%
Baja Fresh                                40,240      5.0%                  35,294       4.9%               4,946        14.0%
                           ----------------------            ----------------------             ------------------
                                        $806,528    100.0%                $722,133     100.0%             $84,395        11.7%
                           ======================            ======================             ==================


                                                                                                         INCREASE FROM
(in thousands):                                    YEAR TO DATE ENDED                                      PRIOR YEAR
                           -------------------------------------------------------------------  -------------------------------
                                                     % of                              % of
                              September 28, 2003     Total      September 29, 2002     Total           Dollars       Percentage
                              ------------------     -----      ------------------     -----           -------       ----------
Retail Sales
-------------------------
Wendy's                               $1,385,262     75.0%              $1,307,508      80.7%             $77,754         5.9%
Tim Hortons                              356,186     19.3%                 279,647      17.3%              76,539        27.4%
Baja Fresh                               106,327      5.7%                  33,124       2.0%              73,203       221.0%
                           ----------------------            ----------------------             ------------------
                                      $1,847,775    100.0%              $1,620,279     100.0%            $227,496        14.0%
                           ======================            ======================             ==================

Franchise Revenues
-------------------------
Wendy's                                 $213,553     48.7%                $210,358      52.8%              $3,195         1.5%
Tim Hortons                              218,545     49.8%                 185,769      46.7%              32,776        17.6%
Baja Fresh                                 6,664      1.5%                   2,170       0.5%               4,494       207.1%
                           ----------------------            ----------------------             ------------------
                                        $438,762    100.0%                $398,297     100.0%             $40,465        10.2%
                           ======================            ======================             ==================

Total Revenues
-------------------------
Wendy's                               $1,598,815     69.9%              $1,517,866      75.2%             $80,949         5.3%
Tim Hortons                              574,731     25.2%                 465,416      23.1%             109,315        23.5%
Baja Fresh                               112,991      4.9%                  35,294       1.7%              77,697       220.1%
                           ----------------------            ----------------------             ------------------
                                      $2,286,537    100.0%              $2,018,576     100.0%            $267,961        13.3%
                           ======================            ======================             ==================

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                     RATIOS


                                                   AS OF                       AS OF
                                            SEPTEMBER 28, 2003          SEPTEMBER 29, 2002
                                    --------------------------------------------------------


Debt to Equity                                               42                          47
Debt to Total Capitalization                                 30                          32

                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                             SYSTEMWIDE RESTAURANTS

                                                                            INCREASE                                    INCREASE
                                  AS OF                 AS OF             /(DECREASE)             AS OF               /(DECREASE)
                            SEPTEMBER 28, 2003      JUNE 29, 2003      FROM PRIOR QUARTER   SEPTEMBER 29, 2002      FROM PRIOR YEAR
                     ---------------------------------------------------------------------------------------------------------------
Wendy's
-------
U.S.
      Company                      1,213                1,201                   12                 1,137                    76
      Franchise                    4,438                4,405                   33                 4,291                   147
                     ---------------------------------------------------------------------------------------------------------------
                                   5,651                5,606                   45                 5,428                   223
Canada
      Company                        143                  143                    0                   128                    15
      Franchise                      214                  213                    1                   216                    (2)
                     ---------------------------------------------------------------------------------------------------------------
                                     357                  356                    1                   344                    13
Other International
      Company                          4                    4                    0                     5                    (1)
      Franchise                      343                  342                    1                   356                   (13)
                     ---------------------------------------------------------------------------------------------------------------
                                     347                  346                    1                   361                   (14)

Total Wendy's
      Company                      1,360                1,348                   12                 1,270                    90
      Franchise                    4,995                4,960                   35                 4,863                   132
                     ---------------------------------------------------------------------------------------------------------------
                                   6,355                6,308                   47                 6,133                   222
                     ===============================================================================================================

Tim Hortons
-----------
U.S.
      Company                         26                   28                   (2)                   42                   (16)
      Franchise                      140                  134                    6                   111                    29
                     ---------------------------------------------------------------------------------------------------------------
                                     166                  162                    4                   153                    13
Canada
      Company                         35                   34                    1                    28                     7
      Franchise                    2,238                2,189                   49                 2,079                   159
                     ---------------------------------------------------------------------------------------------------------------
                                   2,273                2,223                   50                 2,107                   166

Total Tim Hortons
      Company                         61                   62                   (1)                   70                    (9)
      Franchise                    2,378                2,323                   55                 2,190                   188
                     ---------------------------------------------------------------------------------------------------------------
                                   2,439                2,385                   54                 2,260                   179
                     ===============================================================================================================

Baja Fresh
----------
U.S.
      Company                        119                  112                    7                    88                    31
      Franchise                      136                  129                    7                   100                    36
                     ---------------------------------------------------------------------------------------------------------------
Total Baja Fresh                     255                  241                   14                   188                    67
                     ===============================================================================================================


Total System
      Company                      1,540                1,522                   18                 1,428                   112
      Franchise                    7,509                7,412                   97                 7,153                   356
                     ---------------------------------------------------------------------------------------------------------------
                                   9,049                8,934                  115                 8,581                   468
                     ===============================================================================================================

                           WENDY'S INTERNATIONAL, INC.
                          INCOME STATEMENT DEFINITIONS


RETAIL SALES                       Includes sales from company operated
                                   restaurants. Also included are the sales to franchisees from Wendy's bun baking facilities, and sales to franchisees from Tim
                                   Hortons' coffee roaster and distribution warehouses.

FRANCHISE REVENUES                 Consists primarily of royalties, rental
                                   income and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee's business, and include initial equipment packages for the Hortons' franchises.

COST OF SALES                      Includes food, paper and labor costs for
                                   restaurants. Also included are the cost of goods sold to franchisees from Wendy's bun baking facilities, and Tim Hortons' coffee roaster and distribution warehouses.

COMPANY RESTAURANT                 Consists of all costs necessary to manage and
OPERATING COSTS                    operate restaurants, except cost of sales.
                                   These include advertising, insurance,
                                   maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

OPERATING COSTS                    Includes rent expense related to properties
                                   leased to franchisees, and cost of equipment sold to Tim Hortons franchisees as part of the initiation of the franchise business.
                                   Training and other costs necessary to ensure a successful Hortons' franchise opening and costs to operate and maintain the Tim
                                   Hortons' distribution warehouses, Tim
                                   Hortons' coffee roaster and Wendy's bun
                                   baking facilities are also include in
                                   operating costs.

GENERAL AND ADMINISTRATIVE         Costs that cannot be directly related to
EXPENSES                           generating revenue.

OTHER INCOME AND EXPENSE           Includes expenses (income) that are not
                                   directly derived from the Company's primary businesses. This includes income from the Company's investments in joint ventures and other minority investments. Expenses include store closures and other asset write-offs.

WENDY'S DOMESTIC COMPANY           Includes retail sales, cost of sales and
OPERATING MARGIN                   company restaurant operating costs for
                                   Wendy's domestic company operated stores.
                                   Company restaurant operating costs do not include depreciation on store assets.